Exhibit 99.4

ANIXTER INTERNATIONAL INC. ANNOUNCES $350 MILLION SENIOR NOTE OFFERING BY ANIXTER INC.

GLENVIEW, IL, (Business Wire) Aug. 4, 2015 - Anixter International Inc. (NYSE: AXE) announced today that its wholly-owned operating subsidiary, Anixter Inc., will offer $350 million of senior notes due 2023. Anixter International Inc. will fully and unconditionally guarantee the notes, which will be unsecured obligations of Anixter Inc.

Anixter intends to use the net proceeds of the offering to fund a portion of the consideration for the previously announced acquisition of HD Supply’s Power Solutions business. If the acquisition agreement is terminated, or the acquisition otherwise does not close, at any time on or prior to January 15, 2016, the notes will be subject to a special mandatory redemption, at a redemption price equal to 100% of the initial issue price of the notes, plus accrued and unpaid interest. Prior to closing the acquisition, Anixter may use the net proceeds to make short-term liquid investments at its discretion.

The notes will be offered in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended, and outside the United States pursuant to Regulation S under the Securities Act. The notes and the related guarantee have not been registered under the Securities Act, or any state securities laws, and, unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release is for informational purposes only and does not constitute an offer to sell the Notes, nor a solicitation for an offer to purchase the Notes, nor shall there be any sales of Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Anixter

Anixter International is a leading global distributor of enterprise cabling and security solutions, electrical and electronic wire and cable. The company adds value to the distribution process by providing its customers access to 1) innovative inventory management programs 2) approximately 400,000 products and $800 million in inventory 3) approximately 220 warehouses/branch locations with 5.5 million square feet of space and 4) locations in over 250 cities in more than 50 countries. Founded in 1957 and headquartered near Chicago, Anixter trades on the New York Stock Exchange under the symbol AXE.

Safe Harbor Statement

The statements in this release other than historical facts are forward-looking statements made in reliance upon the safe harbor of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to a number of factors that could cause our actual results to differ materially from what is indicated here. These factors include but are not limited to: the ability to consummate the acquisition or the offering; the risk that regulatory approvals required for the acquisition are not obtained or are obtained subject to conditions that are not anticipated; the risk that the offering or other financing required to fund the acquisition is not obtained; the risk that the other conditions to the closing of the acquisition are not satisfied; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the acquisition; uncertainties as to the timing of the closing; general economic conditions; the level of customer demand particularly for capital projects in the markets we serve; changes in supplier sales strategies or financial viability; risks associated with the sale of nonconforming products and services; political, economic or currency risks related to foreign operations; inventory obsolescence; copper price fluctuations; customer viability; risks associated with accounts receivable; the impact of regulation and regulatory, investigative and legal proceedings and legal compliance risks; and risks associated with integration of acquired companies. These uncertainties may cause our actual results to be materially different than those expressed in any forward looking statements. We do not undertake to update any forward looking statements. Please see our Securities and Exchange Commission (“SEC”) filings for more information.

INVESTOR CONTACTS

Ted Dosch	Lisa Micou Meers, CFA
EVP - Finance & Chief Financial Officer	VP - Investor Relations
(224) 521-4281	(224) 521-8895

Additional information about Anixter is available at anixter.com

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